Exhibit 10.8

March 1, 2003

Mr. Michael J. Field

Dear Mike,

This letter is to formalize our offer of employment to you at HPL Technologies, Inc. This would convert you from a consultant to that of an employee. We trust that you will bring a significant contribution to HPL and that you and the company will benefit from this new association.

Our offer is as follows:

Position:	Vice President and General Counsel (an executive officer position), reporting to the CEO/President
Base salary:	$15,833.33 per month ($190,000.00 per year)
Review: Your base salary will be reviewed annually or sooner at the discretion of the President and CEO and approved by the Board of Directors.
Start Date:	March 1, 2003

In this position, you are entitled to the following benefits; please see enclosed information for further clarification:

1. Health Insurance	— covered by BlueShield or Kaiser
2. Dental Insurance	— covered by Delta
3. 401K Plan	— Next enrollment date is the first day of the month following your hiring date
4. Paid Company Vacation — 15 working days
5. 12 Paid Holidays

Subject to board of director approval, you will also be entitled to employee stock options at a future date. The date as we discussed may be determined by the ultimate settlement of our class action lawsuits and other factors. The actual number of options granted, if any, will be determined at that time but will be commensurate with your employment position and you will be treated similar to other executive officers and employees in comparable positions. The HPL Employee Stock Option Plan or its successor will govern the terms of any stock option grant.

You will be entitled to participate in an HPL company wide bonus plan and any executive bonus plan to be established at a future date.  You will be treated comparable with the bonuses to be paid to other executive officers and vice presidents at similar level jobs with similar duties in the US.  The actual amount of bonus (s), if any, is not guaranteed and the company reserves the right to terminate any company wide bonus or executive bonus plan at any time.

The following documentation must be presented before becoming employed.

a.               Copy of Social Security Card

b.              Proof of being a US Citizen or if you are a resident, you must present a document to prove legal immigration status

c.               Copy of Driver’s License

You will also be required to submit the enclosed employee Confidential Information and Inventions Agreement on your first day of employment.

We hope that you and the Company will find mutual satisfaction with your employment. All of us at HPL are very excited about your joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time, with or without cause or notice, and the Company reserves for itself an equal right. Nothing in this letter is intended to modify this at will employment relationship.

This letter/agreement and the “Employment Confidential Information and Inventions Agreement” contain the entire agreement with respect to your employment and supersede any prior or contemporaneous representatives or agreements. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees, as well as reporting relationships, job titles and responsibilities. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and a completed “Employee Confidential Information and Inventions Agreement” to me by the first day of your employment.

Yours very truly,

/s/ Michael P. Scarpelli
Michael P. Scarpelli
Chief Financial Officer and
Senior Vice President, Administration

I agree and accept this offer:

Michael J. Field